UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2009
OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26648 (Commission File Number)	75-2402409 (IRS Employer Identification No.)
4400 Biscayne Blvd
Miami, Florida 33137
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement.
Preferred Stock Offering
     Effective September 18, 2009, OPKO Health, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with the private investors named therein (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 1,209,677 shares (the “Shares”) of the Company’s newly-designated 8.0% Series D Cumulative Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), at a purchase price of $24.80 per share, together with warrants (the “Warrants”) to purchase up to an aggregate of 3,024,196 shares of the Company’s common stock, par value $.01 (the “Common Stock”) at an exercise price of $2.48 per share (the “Investment”). Initially, the Series D Preferred Stock is convertible into ten shares of the Company’s Common Stock, and the Series D Preferred Stock purchase price is based on the average closing price of the Company’s Common Stock as reported on the NYSE Amex for the five days preceding the execution of the Purchase Agreement. In connection with the Investment, the Company will receive an aggregate of approximately $30 million. Closing of the Investment is expected to occur on or around September 25, 2009.
     Included among the investors is Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, the Company’s Chairman of the Board and Chief Executive Officer, and Hsu Gamma Investment, L.P, a limited partnership controlled by Jane H. Hsiao, the Company’s Vice Chairman and Chief Technical Officer.
     The Company agreed to issue the Shares and the Warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The Shares issued in the Investment, including the shares of the Company’s common stock into which the preferred shares and warrants may be converted, will be “restricted securities” as that term is defined by Rule 144 under the Act, subject to a three year contractual lockup, and no registration rights have been granted.
     On September 22, 2009, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8.0% Series D Cumulative Convertible Preferred Stock, and Qualifications, Limitations and Restrictions Thereof (the “Certificate of Designation”). A summary of the Certificate of Designation is set forth below:
     Dividends. Holders of the Series D Preferred Stock are entitled to receive, when, as and if declared by the Company’s Board of Directors, dividends on each share of Series D Preferred Stock at a rate per annum equal to 8.0% of the sum of (a) $24.80, plus (b) any and all declared and unpaid and accrued dividends thereon, subject to adjustment for any stock split, combination, recapitalization or other similar corporate action (the “Liquidation Amount”). All dividends shall be cumulative, whether or not earned or declared, accruing on an annual basis from the issue date of the Series D Preferred Stock.
     Voting. The Holders of Series D Preferred Stock have the right to receive notice of any meeting of holders of the Company’s Common Stock or Series D Preferred Stock and to vote (on an as-converted into Common Stock basis) upon any matter submitted to a vote of the holders of Common Stock or Series D Preferred Stock. Except as otherwise expressly set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time, the holders of Series D Preferred Stock will vote on each matter submitted to them with the holders of Common Stock and all other classes and series of the Company’s capital stock entitled to vote on such matter, taken together as a single class.
     Rank. With respect to dividend distributions (other than required dividends to the holders of the Company’s Series A Preferred Stock) and distributions upon liquidation, winding up or dissolution of the Company, the Series D Preferred Stock ranks senior to all classes of Common Stock, the Company’s Series A Preferred Stock, the Company’s Series C Preferred Stock, and to each other class of the Company’s capital stock existing now or hereafter created that are not specifically designated as ranking senior to or pari passu with the Series D Preferred Stock.

     Liquidation Preference. Upon the occurrence of a Liquidation Event (as defined in the Certificate of Designation), holders of Series D Preferred Stock are entitled to be paid, subject to applicable law, out of the assets of the Company available for distribution to its stockholders, an amount in cash (the “Liquidation Payment”) for each share of Series D Preferred Stock equal to the greater of (x) the Liquidation Amount for each such share of Series D Preferred Stock outstanding plus (i) any declared and unpaid dividends and (ii) accrued dividends or (y) the amount for each share of Series D Preferred Stock the holders would be entitled to receive pursuant to the Liquidation Event if all of the shares of Series D Preferred Stock had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive a distribution in such Liquidation Event. Such Liquidation Payment will be paid before any cash distribution will be made or any other assets distributed in respect of any class of securities junior to the Series D Preferred Stock, including, without limitation, Common Stock and the Company’s Series A Preferred Stock.
     Conversion. The holder of any share of Series D Preferred Stock may at any time and from time to time convert such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Liquidation Amount of the share by (B) the Conversion Price, which is initially $2.48, subject to adjustment as provided in the Certificate of Designation. Initially, the Series D Preferred Stock is convertible into 10 shares of the Company’s Common Stock.
     Mandatory Conversion. The Corporation may, at any time, convert the outstanding Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (A) the Liquidation Amount of the shares by (B) the Conversion Price, but only if the closing bid price of the Common Stock exceeds $5.00 per share during any thirty (30) consecutive trading days prior to each conversion. Initially, the Series D Preferred Stock is convertible into 10 shares of the Company’s Common Stock.
     Redemption. To the extent it is lawfully able to do so, the Company may redeem all of the then outstanding shares of Series D Preferred Stock by paying in cash an amount per share equal to $24.80 plus all declared or accrued unpaid dividends on such shares, subject to adjustment for any stock dividends or distributions, splits, subdivisions, combinations, reclassifications, stock issuances or similar events with respect to the Common Stock.
     The foregoing description of the Purchase Agreement, the Warrant and the Certificate of Designation is only a summary and is qualified in its entirety by reference to the full text of the Form of Purchase Agreement, the Form of Warrant to Purchase Shares of Common Stock and the Certificate of Designation, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 3.1, respectively, to this Current Report on Form 8-K, and each of which is incorporated herein by reference.
Investment in Cocrystal Discovery, Inc.
     Effective September 21, 2009, the Company entered into an agreement pursuant to which the Company invested $2.5 million in Cocrystal Discovery, Inc., a privately held biopharmaceutical company (“Cocrystal”) in exchange for 1,701,723 shares of Cocrystal’s Series A Preferred Stock. A group of investors led by The Frost Group, LLC, whose members include the Gamma Trust, Jane Hsiao, Steven D. Rubin the Company’s Executive Vice President — Administration, and Rao Uppaluri, the Company’s Chief Financial Officer (the “Frost Investors”), previously invested $5 million in Cocrystal, and agreed to invest an additional $5 million payable in two equal installments. As a result of an amendment to the Frost Investor agreements dated June 9, 2009, OPKO, rather than the Frost Investors, would make the first installment investment ($2.5 million) on or around September 18, 2009. Following the second installment investment of $2.5 million in Cocrystal by the Frost Investors, OPKO will own approximately 16% of Cocrystal and the Frost Group will own approximately 42% of Cocrystal, each on a fully diluted basis. Dr. Frost, Mr. Rubin, and Dr. Hsiao currently serve on the Board of Directors of Cocrystal.

ITEM 3.02. Unregistered Sales of Equity Securities.
     The information disclosed under Item 1.01 of this report under the heading “Preferred Stock Offering” is incorporated into this Item 3.02 in its entirety.
ITEM 3.03. Material Modification to Rights of Security Holders.
     The information disclosed under Item 1.01 of this report under the heading “Preferred Stock Offering” is incorporated into this Item 3.03 in its entirety.
ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The information disclosed under Item 1.01 of this report under the heading “Preferred Stock Offering” is incorporated into this Item 5.03 in its entirety.
ITEM 8.01. Other Events.
On September 22, 2009, the Company issued a press release announcing the entry into the Purchase Agreement as set forth in Item 1.01 of this Current Report on Form 8-K. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
On September 22, 2009, the Company presented at the UBS 2009 Global Life Sciences Conference. A copy of the Company’s presentation slides is furnished as Exhibit 99.2 to this Current Report on Form 8-K and became available on the OPKO website on the day of the presentation.
The information contained in Item 8.01 to this Current Report on Form 8-K, Exhibit 99.1 and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Act.
ITEM 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designation of Series D Preferred Stock.

10.1	Form of Securities Purchase Agreement.

10.2	Form of Warrant to Purchase Shares of Common Stock.

99.1	Press Release dated September 22, 2009.

99.2	UBS 2009 Global Life Sciences Conference Presentation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.
By	/s/ Adam Logal
	Name:	Adam Logal
	Title:	Executive Director Finance, Chief Accounting Officer, and Treasurer

Date September 24, 2009